Exhibit 99.1

Investor Contact:
Matt Kreps
Halliburton Investor Relations
972-458-8000 (mkreps@halliburtonir.com)

Healthaxis Announces First Quarter 2004 Financial Results

Net Loss of ($0.65) per share

Agreement for Proposed Modification of Series A Convertible Preferred Stock Reached with
Preferred Shareholders

Irving, TX – May 12, 2004 – Healthaxis Inc. (NASDAQ:HAXS), a leading technology enhanced provider of fully integrated business process outsourcing and claims and administration solutions and services for health benefit administrators and health insurance claims processors, reported its financial results today for the three months ended March 31, 2004.

First Quarter 2004 Highlights*

•	Revenues for the first quarter were $4.2 million compared to $4.8 million for the fourth quarter 2003 and $5.2 million for the first quarter of 2003. Revenues declined for several reasons, the most significant of which is the previously announced cessation of work on the Company’s contract with the State of Washington and the completion of the contract with ACS for the State of Georgia. Other significant factors include the continued ramp-down by a customer who began moving off our systems several years ago and a decline in the number of covered lives in 2004 in some of our TPA customers.

•	First quarter operating expenses were down to $5.9 million, compared to $6.0 million in the fourth quarter of 2003 and $6.6 million in the first quarter 2003. Cost of revenues declined 7 percent from the fourth quarter of 2003, while sales, general and administrative expenses increased with the addition of sales staff and increased activity under the company’s enhanced marketing and sales program. Total operating expenses continued to decline due to the cost controls implemented in 2002 and 2003.

•	Cash operating expenses were $5.2 million for the first quarter of 2004, compared to $5.1 million for the fourth quarter 2003; they were down 9 percent from $5.7 million in the first quarter 2003.

•	EBITDA (defined as revenue less cash operating expenses) was a loss of $935,000 for the first quarter of 2004, compared to an EBITDA loss of $352,000 for the fourth quarter of 2003. The EBITDA loss for the first quarter of 2003 was $437,000. The decline in revenue is primarily responsible for the change in EBITDA.

•	The operating loss for the 2004 first quarter was $1.6 million, compared to a loss of $1.2 million in the fourth quarter of 2003 and $1.4 million in the first quarter of 2003.

•	The net loss for the 2004 first quarter was $1.7 million, or ($0.65) per share, compared to a loss of $1.2 million, or ($0.46) per share in the fourth quarter of 2003 and a loss of $1.4 million, or ($0.28) per share in the first quarter 2003. Loss per share in the 2004 first quarter and 2003 fourth quarter are calculated based on 2.8 million shares outstanding compared to the 2003 first quarter in which 5.4 million shares were outstanding. The change in the number of shares is due to the company’s repurchase of UICI’s 48% ownership in the company and retirement of those shares on September 30, 2003.

•	Cash at March 31, 2004 totaled $6.8 million, compared to $7.9 million at the end of the fiscal 2003. The major uses of cash were the payments of dividends to the Company’s preferred shareholders, the payment of cash and reduction in the debt to UICI associated with the buyback of UICI’s shares, and $577,000 used in operations. Cash used in operations during the first quarter of 2003 was $1.0 million.

In commenting on the first quarter results, McLane said: “ The first quarter came in about as we expected, which was below the last quarter of 2003 and the comparable quarter of a year ago. Our customers delayed the implementation of several modules for which they have contracted, some of their covered lives decreased a bit from the previous year, and the two state contracts we had in 2003 were no longer part of our revenue stream in 2004. In addition, we began investing heavily in our Marketing and Sales initiatives in this quarter and have increased the sales team from three professionals to seven since the beginning of the year. Our sales pipeline already is showing the positive results of these additions.”

Continuing, McLane said: “We are confident that our course is the right one for this company — staying close to our core strengths of technology and technology-enhanced services for the administration and processing of health insurance claims. We will help our existing customers grow their covered lives, add significant new customers to our portfolio, augment our existing product and service capabilities and increase our market penetration and scale through strategic partnerships and acquisitions.”

Modification of Preferred Stock

     The Company has signed an agreement with its four Series A Convertible Preferred Stock shareholders to amend and restate the terms of all outstanding shares of the Company’s Series A Convertible Preferred Stock, which is the only preferred stock that the Company currently has outstanding. Under the terms of the agreement and several related forms of agreement, the New Preferred Stock will be convertible into an aggregate of 3,850,000 shares of the Company’s common stock, and the preferred shareholders will also receive warrants to purchase up to 1,000,000 shares of common stock. The warrants will have a term of 5 years and an exercise price of $5.50 per share. The New Preferred Stock will have no liquidation preference, no voting rights except as required by law, the right to receive a nominal dividend of less than $1,000.00 per year in total and otherwise only to the extent that dividends are paid to holders of common stock, limited anti-dilution rights in the context of stock splits, stock dividends and similar transactions, and no redemption rights. The New Preferred Stock will be convertible into shares representing approximately 58% of the Company’s outstanding common stock, on an as-converted basis, and taken together with the warrants, will be convertible into shares representing approximately 57% of the Company’s fully diluted shares. This compares to the approximately 34% of the Company’s outstanding common stock, on an as-converted basis, into which the Existing Preferred Stock is convertible. The agreements will require the Company to register the securities for resale, but will place limited restrictions on the private sale or transferability of the securities held by the preferred shareholders, and will restrict the number of shares of common stock into which the Preferred Stock or warrants may be sold in the public markets below a price of $3.50 per share. The proposed transactions are subject to certain conditions, including approval by the holders of the Company’s common stock. Further details of the proposed transactions will be contained in a proxy statement to be filed by the Company with the Securities and Exchange Commission seeking common shareholder approval.

     Commenting on the proposed modification of the Preferred Stock, James McLane, the Company’s chairman and CEO, said: “The removal of the $22.1 million liquidation preference and other rights, preferences and privileges of the Preferred Stock achieves one of the Company’s strategic priorities for the year, which is to strengthen its capital structure and, thereby, be in a position to seize strategic opportunities. These transactions should also significantly reduce the uncertainty in the financial markets about the liquidation preference of the Preferred Stock, and will provide the Company with the flexibility it requires to pursue strategic opportunities to enhance its long-term competitive position. In addition, the Company will no longer have the annual cash drain of about $440,000 to fund the payment of dividends to the preferred shareholders, in addition to any consent fees, as we have been required to pay in the past.” McLane continued: “We believe that the successful completion of this preferred stock modification and the Company’s continued execution of its organic and strategic growth strategies will enhance the overall value of the Company, for the benefit of all of its shareholders.”

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Healthaxis management will host a conference call on May 12, 2004 to review financial results and the Preferred Stock transactions, and to answer questions. The conference call will be held at 1:00 P.M. Central Time. Investors wishing to participate should call 800-773-0587 and request the Healthaxis First Quarter Results Call. Please plan on calling in at least 10 minutes prior to the scheduled start.

A replay will be available, beginning approximately 2 hours after the live call is completed, until June 12, 2004, at 866-518-1010.

A Webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Investors can listen to the call through the company’s Website www.healthaxis.com or CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents at www.streetevents.com.

About Healthaxis Inc.

Healthaxis (NASDAQ: HAXS) is a leading technology enhanced provider of fully integrated business process outsourcing and claims and administration solutions and services for health benefit administrators and health insurance claims processors. For information on Healthaxis products and services, call (800) 519-0679 or visit www.healthaxis.com. For investor information, call (972) 458-8000.

* The financial results reported in this release contain both measures of GAAP and Non-GAAP financial information, as defined in Regulation G adopted by the Securities and Exchange Commission. Accordingly, all such non-GAAP financial measures that are presented are also set forth on the tables attached to this press release and are both compared to, and reconciled with, the most directly comparable financial measure calculated and presented in accordance with GAAP. Management believes that these non-GAAP financial measures are useful in monitoring basic cash flow generated and used in the company’s core operating activities, and in monitoring the effects of changes made by management in the Company’s operations across different time periods. These non-GAAP factors alone are insufficient to measure all of the company’s operating characteristics and should be used in conjunction with GAAP measures to evaluate total operating performance.

This communication is not a solicitation of a proxy from any security holder of Healthaxis Inc. Healthaxis intends to file a proxy statement with the Securities and Exchange Commission concerning the Preferred Stock transactions and to mail the proxy statement to its common shareholders prior to its annual meeting. The company will request proxies at that time. Healthaxis urges its common shareholders to read the proxy statement once available, and any other relevant documents to be filed with the SEC, because they will contain important information. Investors will be able to obtain the definitive proxy statement and other relevant documents free of charge at the SEC’s website, www.sec.gov.

Forward-looking statements:

Statements that are not purely historical facts, including without limitation statements about anticipated or expected future revenue and performance and the Preferred Stock transaction, constitute forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1934, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include without limitation the risks and uncertainties identified in our documents filed with, or furnished to, the Securities and Exchange Commission, including those identified under the caption “Business-Risk Factors” in our most recently filed Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on forward-looking statements.

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Healthaxis Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data) (Unaudited)

	Three Months Ended
	March 31,
	2004	2003
Revenues	$4,249	$5,231
Expenses:
Cost of revenues	4,353	5,097
Sales and marketing	293	255
General and administrative	968	909
Research and development	—	30
Amortization of Intangibles	276	324

Total operating expenses	5,890	6,615

Operating loss	(1,641)	(1,384)
Interest and other income (expense), net	(37)	11

Net loss	$(1,678)	$(1,373)

Net loss per share of common stock (basic and diluted)	$(0.65)	$(0.28)

Weighted average common shares used in computing loss per share
Basic and diluted	2,767,830	5,364,530

Healthaxis Inc. and Subsidiaries
Consolidated Statements of Operations
GAAP / Non-GAAP Comparison and Reconciliation
(In thousands, except share and per share data) (Unaudited)

	Three Months Ended
	March 31,
	2004	2003
Revenues	$4,249	$5,231
Expenses:
Cost of revenues	3,941	4,508
Sales and marketing	287	247
General and administrative	956	891
Research and development	—	22

Cash operating expenses	5,184	5,668

Non-cash operating expenses:
Operating depreciation & amortization	421	614
Stock based compensation	9	9
Amortization of acquisition intangibles	276	324

Total GAAP operating expenses	5,890	6,615

EBITDA (Revenues less cash operating expenses)	(935)	(437)

GAAP operating loss (EBITDA less non-cash operating expenses)	(1,641)	(1,384)
Interest and other income (expense), net	(37)	11

Net income (loss)	$(1,678)	$(1,373)

Healthaxis Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(In thousands, except share and per share data) (Unaudited)

	March 31,	December 31,
	2004	2003
Assets
Cash and cash equivalents	$6,794	$7,887
Accounts receivable, net	2,501	3,077
Other current assets	759	729

	10,054	11,693
Property & Equipment, net	1,126	1,238
Goodwill	11,276	11,276
Other assets	2,539	2,907

Total assets	$24,995	$27,114

Liabilities and stockholders’ equity
Current liabilities	$3,114	$3,263
Long-term debt	2,542	2,697
Other long-term liabilities	2,369	2,407
Stockholders’ equity	16,970	18,747

Total liabilities and stockholders’ equity	$24,995	$27,114